Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated July 27, 2021 relating to the financial statements of AB Municipal Income Fund II (comprising AB Arizona Portfolio, AB Massachusetts Portfolio, AB Minnesota Portfolio, AB New Jersey Portfolio, AB Ohio Portfolio, AB Pennsylvania Portfolio and AB Virginia Portfolio) for the year ended May 31, 2021, which are incorporated by reference in this Post-Effective Amendment No. 51 to the Registration Statement (Form N-1A No. 33-60560) of AB Municipal Income Fund II.

/s/ ERNST & YOUNG LLP

New York, New York

September 28, 2021